Exhibit 12.1

STATEMENT REGARDING COMPUTATION
OF RATIO OF EARNINGS TO FIXED CHARGES

MANPOWERGROUP INC.

(in millions)

6 Months Ended
June 30, 2013

Earnings:
Earnings before income taxes	$160.7
Fixed charges	82.9
$243.6

Fixed charges:
Interest (expensed or capitalized)	$21.5
Estimated interest portion of rent expense	61.4
$82.9

Ratio of earnings to fixed charges	2.9

	2012	2011	2010	2009	2008
Earnings:
Earnings before income taxes	$368.4	$479.9	$(165.2)	$(22.9)	$442.6
Fixed charges	165.1	170.2	161.9	183.9	200.9
	$533.5	$650.1	$(3.3)	$161.0	$643.5

Fixed charges:
Interest (expensed or capitalized)	$42.5	$43.1	$42.4	$61.7	$64.2
Estimated interest portion of rent expense	122.6	127.1	119.5	122.2	136.7
	$165.1	$170.2	$161.9	$183.9	$200.9

Ratio of earnings to fixed charges	3.2	3.8	(0.0)	0.9	5.2

Note:
The calculation of ratio of earnings to fixed charges set forth above is in accordance with Regulation S-K, Item 601(b)(12). This calculation is different than the fixed charge ratio that is required by our various borrowing facilities.